Phillips 66 Partners Reports Third-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Third-Quarter Earnings

Highlights

•	Delivered earnings of $99 million; adjusted EBITDA of $168 million

•	Increased quarterly distribution by 5 percent to $0.646 per common unit

•	Completed $2.4 billion acquisition from Phillips 66 and raised $1.7 billion in equity and debt offerings in October

HOUSTON, Oct. 27, 2017 – Phillips 66 Partners LP (NYSE: PSXP) announces third-quarter 2017 earnings of $99 million, or $0.51 per common unit. Cash from operations was $152 million, and distributable cash flow was $136 million. Adjusted EBITDA was $168 million in the third quarter, compared with $170 million in the prior quarter.

“We delivered solid financial results this quarter, operating well with minimal impact on our business from Hurricane Harvey,” said Greg Garland, Phillips 66 Partners’ chairman and CEO. “In October, we completed the acquisition of Merey Sweeny and a 25 percent interest in the Bakken Pipeline. This acquisition from Phillips 66 is our largest to date and keeps us on track to deliver our 30 percent five-year annual distribution growth target. We are well positioned to achieve our $1.1 billion run-rate EBITDA goal by the end of 2018.”

On Oct. 18, 2017, the General Partner’s board of directors declared a third-quarter 2017 cash distribution of $0.646 per common unit, a 5 percent increase over the previous quarter distribution of $0.615 per common unit. The Partnership has increased its distribution every quarter since its initial public offering in July 2013.

Phillips 66 Partners Reports Third-Quarter Earnings

Financial Results

Phillips 66 Partners’ earnings were $99 million in the third quarter of 2017, compared with earnings of $103 million in the prior quarter. The decrease reflects hurricane impacts of $5 million on volumes and costs, as well as increased scheduled maintenance and indemnified expenses. These items were partially offset by higher crude oil pipeline and terminal volumes and improved equity earnings from the Bayou Bridge Pipeline joint venture.

Liquidity, Capital Expenditures and Investments

As of Sept. 30, 2017, total debt outstanding was $2.3 billion. The Partnership had $2 million in cash and cash equivalents and $663 million available under its revolving credit facility.

The Partnership’s total capital spending for the quarter was $97 million. Expansion capital spending totaled $87 million, reflecting investments in the STACK, Sacagawea, Bayou Bridge, and Sand Hills joint venture projects.

Strategic Update

The Partnership continued to progress its portfolio of organic growth projects during the quarter.
The Sand Hills Pipeline is increasing capacity from 280,000 barrels per day (BPD) to 365,000 BPD, with the expansion expected to be complete in the fourth quarter of 2017. In addition, DCP Midstream, the pipeline operator, has announced plans to further expand capacity to approximately 450,000 BPD, with completion expected in the second half of 2018. Phillips 66 Partners owns a one-third interest in this joint venture.
The STACK joint venture expansion project to loop the existing pipeline was completed in October and increased capacity by 150,000 BPD. An extension further into the STACK play is expected to be completed in the fourth quarter of 2017. The Partnership owns a 50 percent interest in the joint venture.
The Bayou Bridge Pipeline, in which the Partnership holds a 40 percent interest, currently operates from the Phillips 66 Beaumont Terminal to Lake Charles, Louisiana. The segment from Lake Charles to St. James, Louisiana, is expected to begin commercial operations in the second half of 2018.
Phillips 66 Partners continues development of a new 25,000 BPD isomerization unit at the Phillips 66 Lake Charles Refinery to increase production of higher octane gasoline blend components. The project will include a long-term agreement with Phillips 66 for processing services, including a minimum volume commitment. Final project approval is expected in the first quarter of 2018.
The Sacagawea Pipeline joint venture is investing in growth projects to develop additional services in the Bakken region. The venture is constructing a 24-mile raw natural gas pipeline system linking production in Mountrail County, N.D. to gathering and processing capacity in McKenzie County, N.D. Total cost of the pipeline is expected to be $60 million and the project is anticipated to be completed by the end of 2018. Phillips 66 Partners owns a 49.5 percent interest in the joint venture.

Phillips 66 Partners Reports Third-Quarter Earnings

Acquisition Details

On Oct. 6, 2017, Phillips 66 Partners acquired from Phillips 66 a 25 percent interest in each of Dakota Access, LLC and Energy Transfer Crude Oil Company, LLC (collectively, the Bakken Pipeline) and a 100 percent interest in Merey Sweeny, L.P. (MSLP), the owner of fuel-grade coke processing units at the Phillips 66 Sweeny Refinery. The total transaction value of $2.4 billion includes $625 million in non-recourse Bakken Pipeline debt and $100 million of MSLP debt. Expected adjusted annual EBITDA from these assets is $270 million.

Consideration for the acquisition was $1.65 billion. The Partnership funded the acquisition through the issuance of $240 million of common and general partner units to Phillips 66, a portion of the proceeds from a $1.05 billion private placement of preferred and common units and a $650 million public debt issuance.

Phillips 66 Partners Reports Third-Quarter Earnings

Investor Webcast

Members of Phillips 66 Partners’ executive management will host a webcast today at 2 p.m. EDT to discuss the Partnership’s third-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Jeff Dietert (investors) 832-765-2297 jeff.dietert@p66.com	Rosy Zuklic (investors) 832-765-2297 rosy.zuklic@p66.com	C.W. Mallon (investors) 832-765-2297 c.w.mallon@p66.com
Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

Phillips 66 Partners Reports Third-Quarter Earnings

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners (including our joint venture operations) are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, process, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, processing, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” “run-rate EBITDA,” and “expected annual adjusted EBITDA.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Run-rate EBITDA is a forecast of future EBITDA, and is based on the Partnership’s projections of annual EBITDA inclusive of current assets and future potential acquisitions by the Partnership. Run-rate EBITDA is included to demonstrate management’s intention of future growth through acquisitions and organic projects. Expected annual adjusted EBITDA is based on the Partnership’s projections for the acquired assets. Expected annual adjusted EBITDA is included to help facilitate transaction value analysis, as well as help facilitate an assessment of the acquired assets' contributions to PSXP’s future EBITDA growth. We are unable to present a reconciliation of run-rate EBITDA to net income, which is the nearest GAAP financial measure, because certain elements of net income, including interest, depreciation and taxes, were not used in the forecasts and are therefore not available. Together, these items generally result in projected EBITDA being significantly higher than net income. The disaggregation of capital spending between expansion/growth and maintenance is not a distinction recognized under GAAP. We provide such disaggregation because the Partnership will generally fund maintenance capital spending with cash from operating activities and fund expansion/growth capital spending with financing activities. We believe this is an important distinction in our liquidity profile.

References in the release to earnings refer to net income attributable to the Partnership. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization. References to CAGR refer to compound annual growth rate.

Phillips 66 Partners Reports Third-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q3 2017	Q2 2017
Selected Income Statement Data
Total revenues and other income	$245	234
Net income	99	103
Net income attributable to the Partnership	99	103

Adjusted EBITDA	168	170
Distributable cash flow	136	140

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (Dollars)
Common units	$0.51	0.61

Selected Balance Sheet Data
Cash and cash equivalents	$2	1
Equity investments	1,265	1,212
Total assets	4,219	4,168
Total debt	2,290	2,252
Equity held by public
Common units	1,966	1,970
Equity held by Phillips 66
Common units	472	480
General partner	(662)	(678)

Phillips 66 Partners Reports Third-Quarter Earnings

Statement of Income
	Millions of Dollars
	Q3 2017	Q2 2017
Revenues and Other Income
Operating revenues—related parties	$193	186
Operating revenues—third parties	11	11
Equity in earnings of affiliates	41	37
Total revenues and other income	245	234

Costs and Expenses
Operating and maintenance expenses	69	57
Depreciation	30	26
General and administrative expenses	16	16
Taxes other than income taxes	7	7
Interest and debt expense	23	24
Other expenses	1	—
Total costs and expenses	146	130
Income before income taxes	99	104
Provision for income taxes	—	1
Net income	99	103
Less: Net income attributable to Predecessors	—	—
Net income attributable to the Partnership	99	103
Less: General partner's interest in net income attributable to the Partnership	43	37
Limited partners' interest in net income attributable to the Partnership	$56	66

Phillips 66 Partners Reports Third-Quarter Earnings

Selected Operating Data
	Thousands of Barrels Daily
	Q3 2017	Q2 2017
Pipeline, Terminal and Storage Volumes
Pipelines(1)
Pipeline throughput volumes
Wholly Owned Pipelines
Crude oil	1,015	938
Refined products and natural gas liquids	920	977
Total	1,935	1,915

Select Joint Venture Pipelines(2)
Natural gas liquids	387	372

Terminals
Terminal throughput and storage volumes(3)
Crude oil(4)	586	494
Refined products and natural gas liquids	828	840
Total	1,414	1,334
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Total pipeline system throughput volumes for the Sand Hills and Southern Hills pipelines (100 percent basis) per day for each period presented.
(3) Terminal throughput and storage volumes include leased capacity converted to a MBD-equivalent based on capacity divided by days in the period.
(4) Crude oil terminals include Bayway and Ferndale rail rack volumes.

	Dollars per Barrel
	Q3 2017	Q2 2017
Revenue
Average pipeline revenue*	$0.63	0.61
Average terminal and storage revenue	0.41	0.42
* Excludes equity affiliates.

Capital Expenditures and Investments
	Millions of Dollars
	Q3 2017	Q2 2017
Capital Expenditures and Investments
Expansion	$87	65
Maintenance	10	10
Total Partnership	97	75
Predecessors	—	—
Total Consolidated	$97	75

Phillips 66 Partners Reports Third-Quarter Earnings

Cash Distributions
	Millions of Dollars
	Q3 2017	Q2 2017
Cash Distributions*
Common units—public	$34	28
Common units—Phillips 66	44	40
General partner—Phillips 66	43	36
Total	$121	104

Cash Distribution Per Unit (Dollars)	$0.646	0.615

Coverage Ratio†	1.12	1.35
* Cash distributions declared attributable to the indicated periods.
† Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings.

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q3 2017	Q2 2017
Reconciliation to Net Income
Net Income	$99	103
Plus:
Depreciation	30	26
Net interest expense	23	24
Provision for income taxes	—	1
EBITDA	152	154
Distributions in excess of equity earnings	10	16
Expenses indemnified by Phillips 66	4	—
Transaction costs associated with acquisitions	2	—
Adjusted EBITDA	168	170
Plus:
Deferred revenue impacts*	1	4
Less:
Net interest expense	23	24
Maintenance capital expenditures	10	10
Distributable cash flow	$136	140
* Difference between cash receipts and revenue recognition.

Phillips 66 Partners Reports Third-Quarter Earnings

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q3 2017	Q2 2017
Reconciliation to Net Cash Provided by Operating Activities
Net Cash Provided by Operating Activities	$152	131
Plus:
Net interest expense	23	24
Provision for income taxes	—	1
Changes in working capital	(20)	6
Adjustment to equity earnings for cash distributions received	—	(6)
Other	(3)	(2)
EBITDA	152	154
Distributions in excess of equity earnings	10	16
Expenses indemnified by Phillips 66	4	—
Transaction costs associated with acquisitions	2	—
Adjusted EBITDA	168	170
Plus:
Deferred revenue impacts*	1	4
Less:
Net interest expense	23	24
Maintenance capital expenditures	10	10
Distributable cash flow	$136	140
* Difference between cash receipts and revenue recognition.